Exhibit 23.7

SAMOYED HOLDING LIMITED

902/903, B4, Kexing Science Park

No. 15 Keyuan Road, Science and Technology Park

Nanshan District, Shenzhen

People’s Republic of China

September 28, 2018

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form F-1 (the “Registration Statement”) of Samoyed Holding Limited (the “Company”), and any amendments thereto, as a person about to become a director of the Company and agree that following the effectiveness of the Registration Statement and commencing at the time the Securities and Exchange Commission declares the registration statement on Form 8-A under Section 12(b) of the Securities Exchange Act of 1934, as amended, effective, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Paul Keung
Name: Paul Keung